Exhibit (a.1)

RESTATED CERTIFICATE OF TRUST

OF

ISHARES TRUST

THIS Restated Certificate of Trust, dated as of September 13, 2006, of iShares Trust (the “Trust”), is being duly executed and filed by the undersigned, as trustee, to amend and restate the Certificate of Trust of the Trust as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 16, 1999, under the Delaware Statutory Trust Act (12 Del.C. §3801 et seq.) (the “Act”). The Certificate of Trust is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the statutory trust formed hereby is iShares Trust.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, DE 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Investment Company. The Trust is a registered investment company under the Investment Company Act of 1940, as amended.

4. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each, a “Series”).

5. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or any other Series thereof, and (b) unless otherwise provided in the Trust’s Agreement and Declaration of Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

6. Effective Date. This Restated Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Restated Certificate of Trust in accordance with Section 3811(a) of the Act.

Lee T. Kranefuss, as trustee

By:	/s/ Lee T. Kranefuss
Name:	Lee T. Kranefuss
Title:	Interested Trustee